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                                                                    Exhibit 3.03


                              AMENDMENT TO BYLAWS

        Pursuant to action taken by the directors of the Company at a Special Meeting of the Board of Directors held on Friday, July 23, 1999, Section 3.2(a) of the Bylaws of the Company was amended to read in its entirety as follows:

        Section 3.2  Number, Tenure and Qualifications of Directors.

        (a) Number. The number of directors of the Corporation shall range from three to ten, as may be fixed or changed from time to time within the range by the shareholders or the board of directors. The range in number of directors may be changed by amending these Bylaws. No decrease in the number of directors may shorten the term of any incumbent director. (16-10a-803(1),(2))

             ADOPTED effective as of the 23rd day of July, 1999 by vote of the directors of the Corporation.


                                        BRITESMILE, INC.

                                        By: /s/ Michael F. Bonner
                                           ----------------------------
                                        Title: Vice President, Secretary, CFO